UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 11, 2005
THE HERTZ CORPORATION
(Exact name of registrant specified in its charter)

Delaware	001-07541	13-1938568

(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

225 Brae Boulevard Park Ridge, New Jersey	07656-0713

(Address of principal executive offices)	(Zip Code)
(201) 307-2000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On October 11, 2005, The Hertz Corporation (the “Company” or “we”) entered into a commitment letter (the “Commitment Letter”) with JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Goldman Sachs Credit Partners L.P. and Deutsche Bank AG New York Branch under which these initial lenders have severally committed, subject to the terms and conditions set forth in the Commitment Letter, to provide the Company with credit facilities of up to $2.575 billion to replace and refinance in full the indebtedness under the Credit Agreement dated as of May 26, 2005 (the “Existing Credit Agreement”) and to use for general corporate purposes. Up to an aggregate amount of $1.150 billion is expected to be available in the form of a single draw term credit facility to the Company, up to an aggregate amount of $775 million is expected to be available in the form of a revolving credit facility to the Company, up to an aggregate amount of $350 million is expected to be available to either Hertz Canada Limited or the Company in the form of a single draw term credit facility and up to an aggregate amount of $300 million is expected to be available to either Hertz Canada Limited or the Company in the form of a revolving credit facility. The portions of these credit facilities available to Hertz Canada Limited will be guaranteed by the Company. The credit facilities are expected to mature on February 28, 2006, but would be expected to be repaid with the proceeds raised in the financing of the sale of the Company discussed below.
The Company will be expected to prepay loans and permanently reduce commitments under the credit facilities under certain limited circumstances, including upon certain issuances of securities or incurrence of indebtedness, certain sales of assets and a change of control. The credit facilities are expected to have terms, including restrictive covenants, substantially similar to the terms of the Existing Credit Agreement. In addition, the credit facilities will contain restrictions on the Company’s ability to pay dividends and other like payments to, repay indebtedness to, or make investments in Ford Motor Company (“Ford”) or any of its affiliates, in each case subject to certain exceptions.
The Commitment Letter is subject to certain customary conditions including satisfactory completion of documentation.
Item 8.01 Other Events.
The Company is filing the following disclosure of additional risks concerning the Company and its business.
Claims that the software products and information systems that the Company relies on are infringing on the intellectual property rights of others could increase our expenses or inhibit us from offering certain services, which could adversely affect our results of operations.
A number of entities, including some of our competitors, have sought, or may in the future obtain, patents and other intellectual property rights that cover or affect software products and other components of information systems that we rely on to operate our business. For example, Enterprise Rent-A-Car Company (“Enterprise”) has asserted that certain systems we use to conduct insurance replacement rentals would infringe on patent rights it would obtain if it were granted certain patents for which it has applied.
Litigation may be necessary to determine the validity and scope of third-party rights or to defend against claims of infringement. If a court determines that one or more of the software products or other components of information systems we use infringe on intellectual property owned by others or we agree to settle such a dispute, we may be liable for money damages. In addition, we may be required to cease using those products and components unless we obtain licenses from the owners of the intellectual property, redesign those products and components in such a way as to avoid infringement or cease altogether the use of those products and components. Each of these alternatives could increase our expenses materially or impact the marketability of our services. Any litigation, regardless of the outcome, could result in substantial costs and diversion of resources and could have a material adverse effect on our business. In addition, a third party intellectual property owner might not allow us to use its intellectual property at any price, or on terms acceptable to us, which could materially affect our competitive position and our results of operations. For example, if Enterprise were to obtain the patent rights referred to above and after that pursue and prevail on claims of infringement similar to those it has previously asserted, it could have a material adverse effect on our ability to grow our insurance replacement business and, in turn, our off-airport business.
We could face significant withdrawal liability if we withdraw from participation in one or more multiemployer pension plans in which we participate.
The Company participates in various “multiemployer” pension plans administered by labor unions representing some of our employees. We make periodic contributions to these plans to allow them to meet their pension benefit obligations to their participants. In the event that we withdrew from participation in one of these plans, then applicable law could require us to make an additional lump-sum contribution to the plan, and we would have to reflect this as an expense in our results of operations. Our withdrawal liability for any multiemployer plan would depend on the extent of the plan’s funding of vested benefits. We currently do not expect to incur any withdrawal liability in the near future. However, in the ordinary course of our renegotiation of collective bargaining agreements with labor unions that maintain these plans, we could decide to discontinue participation in a plan, and in that event, we could face a withdrawal liability. Some multiemployer plans, including ones in which we participate, are reported to have significant underfunded liabilities. Such underfunding could increase the size of our potential withdrawal liability.
We have received an informal request from the SEC to provide information about car rental services that we provide to our auditor in the ordinary course of business.
The Division of Enforcement of the Securities and Exchange Commission (the “SEC”) has informed the Company that it is conducting an informal inquiry and asked the Company to voluntarily provide documents and information related to car rental services that the Company provides to its auditor PricewaterhouseCoopers LLP (“PwC”). The SEC noted in its letter that the inquiry should not be construed as an indication by the SEC or its staff that any violations of law have occurred, or as a reflection upon any person, entity or security. We have been cooperating and intend to continue to cooperate fully with the SEC in connection with this inquiry.
In response to this informal inquiry, our audit committee and representatives of PwC discussed PwC’s independence with respect to us. PwC has reconfirmed that it has been and remains independent with respect to us. In making this determination, PwC considered, among other things, its belief that PwC’s arrangements with us represent arm’s-length transactions that were negotiated in the normal course of business, and, therefore, that the commercial relationship does not impair PwC’s independence with respect to us. If the SEC were to take a different view and it were ultimately determined that PwC was not independent with respect to us for certain periods, our filings with the SEC which contain consolidated financial statements for such periods would be non-compliant with applicable securities laws. A determination that PwC was not independent with respect to us could, among other things, cause us to be in violation of, or in default under, the instruments governing our indebtedness and airport concession agreements, limit our access to capital markets and result in regulatory sanctions. Also, in the event of such a determination, we may be required to have independent audits conducted on our previously audited financial statements by an independent auditor for the affected periods. The time involved to conduct such independent audits may make it more difficult to obtain capital on favorable terms, or at all, pending the completion of such audits. Any of the foregoing could have a material adverse effect on our results of operations, liquidity, financial condition and our investors’ trading prices of our securities.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HERTZ CORPORATION (Registrant)
By:	/s/ Paul J. Siracusa
Paul J. Siracusa
Executive Vice President and Chief Financial Officer

Date: October 17, 2005